EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Franklin
Phone:        949.333.1721
Email:        jfranklin@steadfastcmg.com

STEADFAST INCOME REIT APPROVES
NEW ESTIMATED VALUE PER SHARE OF $11.44 PER SHARE

IRVINE, Calif., Feb. 29, 2016 – Steadfast Income REIT, Inc. (SIR) announced today the determination of an estimated value per share of the company’s common stock of $11.44.
The estimated value per share was determined by SIR’s board of directors after independent, third-party firms conducted property-level and aggregate valuation analyses on SIR’s 65 apartment community assets plus cash and other assets, less the estimated value of outstanding mortgage debt and other liabilities, divided by the number of shares issued and outstanding on an adjusted fully diluted basis, all as of December 31, 2015.
“We feel this estimated value per share highlights the successful execution of our strategy of creating value for our shareholders by bringing institutional-quality management to our portfolio of well-located, income-producing apartment properties, and then investing additional capital to make comparatively minor aesthetic improvements that have a significant impact on the property’s revenue and resale value,” said Ella Neyland, president of Steadfast Income REIT.
The new estimated value per share reflects a 10.5 percent increase from the previous $10.35 estimated value per share that the board of directors had approved in March 2015. Both valuations were performed in accordance with guidelines issued by the Investment Program Association.

About Steadfast Income REIT
Steadfast Income REIT is a public, non-listed real estate investment trust that operates a diverse portfolio of real estate investments focused primarily on the multifamily sector, including stable, income-producing and value-added properties. After launching its initial public offering in July 2010, SIR concluded its sales of shares of common stock in its primary offering on December 20, 2013. SIR is sponsored by Steadfast REIT Investments, LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Income REIT, Inc.’s annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.

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